UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report
(Date of Earliest Event Reported):
June 30, 2008

New Jersey State of Incorporation	1-3822 Commission File Number	21-0419870 I.R.S. Employer Identification No.
One Campbell Place
Camden, New Jersey 08103-1799
Principal Executive Offices
Telephone Number: (856) 342-4800
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-(c))

Item 7.01 — Regulation FD Disclosure
On June 30, 2008, Campbell Soup Company (“Campbell”) issued a press release announcing (i) that Campbell’s Board of Directors has authorized the purchase of up to $1.2 billion of Campbell stock under a new share repurchase program that will be in effect through the end of Campbell’s 2011 fiscal year, and (ii) expected adjusted net earnings per share growth for fiscal 2008. A copy of the press release is attached as Exhibit 99.1.
The information in this Item 7.01 and Exhibit 99.1 attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section, nor shall it be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, except as expressly set forth by specific reference in such filing.
Item 8.01 — Other Events
On June 30, 2008, Campbell announced that its Board of Directors has authorized the purchase of up to $1.2 billion of Campbell stock on the open market or through privately negotiated transactions. The program will be in place through the end of Campbell’s 2011 fiscal year. This new share repurchase program is in addition to Campbell’s ongoing practice of buying back shares sufficient to offset shares issued under incentive compensation plans. Campbell expects to complete in fiscal year 2008 the previously announced share repurchase program utilizing approximately $600 million of the net proceeds from the sale of the Godiva Chocolatier business.
Item 9.01 — Financial Statements and Exhibits
(d)	Exhibits
99.1	Release dated June 30, 2008 announcing (i) that Campbell’s Board of Directors has authorized the purchase of up to $1.2 billion of Campbell stock under a new share repurchase program that will be in effect through the end of Campbell’s 2011 fiscal year, and (ii) expected adjusted net earnings per share growth for fiscal 2008.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
CAMPBELL SOUP COMPANY
(Registrant)
Date: June 30, 2008

By:	/s/ Robert A. Schiffner
Robert A. Schiffner
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Release dated June 30, 2008 announcing (i) that Campbell’s Board of Directors has authorized the purchase of up to $1.2 billion of Campbell stock under a new share repurchase program that will be in effect through the end of Campbell’s 2011 fiscal year, and (ii) expected adjusted net earnings per share growth for fiscal 2008.